CUSIP NO.298736109              Schedule 13G                       Page 1 of 10

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                          (AMENDMENT NO. ____1______)(1)

                             Euronet Services, Inc.
--------------------------------------------------------------------------------
                                (Name of issuer)


                          Common Stock, $0.02 par value
--------------------------------------------------------------------------------
                         (Title of class of securities)


                                    298736109
--------------------------------------------------------------------------------
                                 (CUSIP number)


                                    12/31/01
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)




         Check the appropriate box to designate the rule pursuant to which this
         Schedule is filed:

                           [ ] Rule 13d-1(b)

                           [X] Rule 13d-1(c)

                           [ ] Rule 13d-1(d)


                       (Continued on the following pages)

                              (Page 1 of 10 pages)


--------------------------------

       (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 298736109                Schedule 13G                     Page 2 of 10


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent International Corporation
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
          NUMBER OF            5      SOLE VOTING POWER
           SHARES
                                      0
                               -------------------------------------------------
         BENEFICIALLY          6      SHARED VOTING POWER

                                      0
                               -------------------------------------------------
           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               0
             WITH              -------------------------------------------------
                                8      SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        CO, IA
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 298736109                Schedule 13G                     Page 3 of 10


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent International Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
          NUMBER OF            5      SOLE VOTING POWER
           SHARES
                                      0
                               -------------------------------------------------
         BENEFICIALLY          6      SHARED VOTING POWER

                                      0
                               -------------------------------------------------
           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               0
             WITH              -------------------------------------------------
                                8      SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 298736109                Schedule 13G                     Page 4 of 10


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent Central Europe Management Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
          NUMBER OF            5      SOLE VOTING POWER
           SHARES
                                      0
                               -------------------------------------------------
         BENEFICIALLY          6      SHARED VOTING POWER

                                      0
                               -------------------------------------------------
           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               0
             WITH              -------------------------------------------------
                                8      SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 298736109                Schedule 13G                     Page 5 of 10


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent Private Equity Fund - Central Europe Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
          NUMBER OF            5      SOLE VOTING POWER
           SHARES
                                      0
                               -------------------------------------------------
         BENEFICIALLY          6      SHARED VOTING POWER

                                      0
                               -------------------------------------------------
           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               0
             WITH              -------------------------------------------------
                                8      SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 298736109             SCHEDULE 13G                       Page 6 of 10

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        The Hungary Private Equity Fund Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
          NUMBER OF            5      SOLE VOTING POWER
          SHARES
                                      0
                               -------------------------------------------------
         BENEFICIALLY          6      SHARED VOTING POWER

                                      0
                               -------------------------------------------------
           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               0
            WITH               -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 298736109               SCHEDULE 13G                      Page 7 of 10

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent Partners Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
          NUMBER OF            5      SOLE VOTING POWER
          SHARES
                                      0
                               -------------------------------------------------
         BENEFICIALLY          6      SHARED VOTING POWER

                                      0
                               -------------------------------------------------
           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               0
            WITH               -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.298736109              Schedule 13G                       Page 8 of 10


Item 1.

         (a) (b) This statement on Schedule 13G relates to the Reporting Persons' (as defined in Item 2 below) beneficial ownership interest in Euronet Services, Inc. a Delaware corporation (the "Corporation"). The address of the principal executive office of the Corporation is 2 Sigmond 10, Budapest KS, Hungary

Item 2.

         (a) (b) (c) This statement is being filed by the following entities:


                  (1) Advent International Corporation, a Delaware corporation;

                  (2) Advent International Limited Partnership, a Delaware limited partnership;

                  (3) Advent Central Europe Management Limited Partnership, a Delaware limited partnership;

                  (4) Advent Private Equity Fund - Central Europe Limited Partnership, a Delaware limited partnership;

                  (5) The Hungary Private Equity Fund Limited Partnership, a Delaware limited partnership;

                  (6) Advent Partners Limited Partnership, a Delaware limited partnership;



         The entities listed in subparagraph (1) through (6) above are herein collectively referred to as the "Reporting Persons" and individually as a "Reporting Person." The principal business address of all of the Reporting Persons is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

         (d) (e) This statement relates to the Common Stock, par value $0.02 per share, (the "Common Stock") of the Corporation named in Item 1 of this statement. The CUSIP number associated with such Common Stock is 298736109.

CUSIP NO.298736109              Schedule 13G                       Page 1 of 10


Item 3. Filing pursuant to Rule 13d-1(b), or 13d-2(b) or (c).

         This statement is not being filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c). This statement is being filed pursuant to rule 13d-1(c).


Item 4.  Ownership.

         (a)(b)(c) Each Reporting Person owns zero shares of common stock.


Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         The information for this item is contained on the individual cover pages to this filing, and is incorporated herein by reference.

Item 9.  Notice of Dissolution of Group.

         Not Applicable.

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO.298736109                Schedule 13G                     Page 10 of 10



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 30, 2002


Advent Private Equity Fund - Central Europe Limited Partnership
The Hungary Private Equity Fund Limited Partnership

By:      Advent Central Europe Management Limited Partnership, a General Partner

By:      Advent International Limited Partnership,
         General Partner

By:      Advent International Corporation,
         General Partner

By:      Janet L. Hennessy, Vice President*


Advent International Limited Partnership
Advent Partners Limited Partnership

By:      Advent International Corporation,
         General Partner

By:      Janet L. Hennessy, Vice President*


ADVENT INTERNATIONAL CORPORATION

By:      Janet L. Hennessy, Vice President*

*For all of the above:

/s/ Janet L. Hennessy
---------------------------------
Janet L. Hennessy, Vice President